UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2020

Commission File Number	Name of Registrant, Address of Principal Executive Offices and Telephone Number	State of Incorporation	IRS Employer Identification No.
1-16681	Spire Inc. 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock $1.00 par value	SR	New York Stock Exchange LLC

Depositary Shares, each representing a 1/1,000th interest in a share of 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00 per share	SR.PRA	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 26, 2020, Spire Inc. (“Spire”), as Borrower, entered into a new loan agreement (“Loan Agreement”) with the lenders party thereto, as Banks, including U.S. Bank National Association, as the Administrative Agent, and TD Bank, N.A., as Documentation Agent. Spire and its affiliates have or may have customary banking relationships with one or more of these lenders for the provision of a variety of financial services, including commercial paper dealer, pension fund trustee, cash management, investment banking, and lockbox services, none of which are material individually or in the aggregate with respect to any individual party.

The Loan Agreement provides for a term loan of $150 million, which was fully funded on March 26, 2020, and which matures on March 25, 2021, subject to optional prepayment by Spire. Borrowings under the Loan Agreement bear interest at a rate determined by reference to the LIBOR Rate or the Base Rate (both terms as defined in the Loan Agreement), at Spire's option, plus 0.85% per annum in the case of LIBOR Rate Loans and 0.0% per annum in the case of Base Rate Loans.

The Loan Agreement contains customary affirmative and negative covenants, including, among other things, limitations on liens, acquisitions, investments, transactions with affiliates, changes in nature of business, sales of property and use of loan proceeds. The Loan Agreement also contains a financial covenant limiting Spire's consolidated debt to 70% of its consolidated capitalization at the end of each fiscal quarter. The calculation is more specifically described in the Loan Agreement. The Loan Agreement also contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, certain events of bankruptcy and insolvency, cross defaults to certain other agreements, and the entry of certain judgments that are not timely appealed or satisfied. If an event of default occurs under the Loan Agreement, the Administrative Agent may, with the consent of the required lenders, or shall, upon the request of the required lenders, (i) terminate the lenders' commitments under the Loan Agreement, (ii) declare any outstanding loans under the Loan Agreement to be immediately due and payable, and (iii) exercise all other rights and remedies available under the transaction documents or applicable law.

Spire expects to use amounts borrowed under the Loan Agreement for working capital and general corporate purposes.

The foregoing summary of the Loan Agreement is not complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

10.1

Loan Agreement, dated March 26, 2020, by and among Spire Inc., as the Borrower, the lenders from time to time party thereto, as Banks, including U.S. Bank National Association, as the Administrative Agent, and TD Bank, N.A., as Documentation Agent

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spire Inc.
Date:	March 27, 2020	By:	/s/ Steven P. Rasche
Steven P. Rasche Executive Vice President and Chief Financial Officer